Exhibit 16.1




December 13, 2000


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:   Globalwise Investments, Inc.

Dear Sirs:

We have reviewed Part II, Item 3 - Change in and disagreements with accountants, of the Form 10-SB. We are in agreement with the statements therein so far as statements pertain to Andersen, Andersen & Strong LC.

Sincerely,


/s/ Andersen Andersen & Strong

Andersen, Andersen & Strong LC